EXHIBIT 10.32


                        SEPARATION AGREEMENT AND RELEASE


          The parties to this Agreement are Lyle G. Hubbard (referred to herein as "Mr. Hubbard"), an individual residing at 12016 S.W. Breyman Avenue, Portland, Oregon 97219, and Gardenburger, Inc., an Oregon corporation with its principal place of business at 1411 S.W. Morrison, Suite 400, Portland, Oregon 97205 (referred to herein as the "Company").

                                    RECITALS
                                    --------

          A. Mr. Hubbard is the Chief Executive Officer of the Company. Mr. Hubbard and the Company entered into an Employment Agreement dated April 14, 1996, a first Agreement to Extend and Amend Employment Agreement dated November 16, 1998, a second Agreement to Extend and Amend Employment Agreement dated March 5, 1999, and a Third Amendment to Employment Agreement dated December 9, 1999. The Employment Agreement, as amended, shall hereinafter be referred to as the "Employment Agreement." Mr. Hubbard and the Company also entered into a Retention Incentive Agreement dated November 10, 1999 (the "Retention Agreement"). At the commencement of his employment with the Company, Mr. Hubbard also executed an Employee Proprietary Rights, Confidentiality and Invention Agreement (the "Confidentiality Agreement").

          B. The parties wish to amicably and finally end their employment relationship, as fully set forth herein.

                                   AGREEMENTS
                                   ----------

          1. RESIGNATION AND RELINQUISHMENT OF EMPLOYMENT AND DIRECTOR RIGHTS. Mr. Hubbard hereby resigns his employment with the Company effective as of 5 p.m. on August 4, 2000, and agrees that he has no right to any employment, reemployment, or employment benefits of any kind, except those expressly described herein. Mr. Hubbard hereby resigns as a director of Gardenburger's Board of Directors, which resignation shall be effective immediately, and the parties agree that this Agreement shall constitute the written notice of resignation that is required under the Company's bylaws.

          2. BASE COMPENSATION. Mr. Hubbard hereby agrees to accept a payment of the sum of $12,115.38, less normal withholdings and deductions, paid to him in full satisfaction of all base compensation owing to him from the Company.

          3. PRORATED RETENTION INCENTIVE AWARD. Mr. Hubbard hereby agrees to accept a payment of the sum of $321,343, less normal withholdings and deductions, paid to him in full satisfaction of any amount owing to him under the Retention Agreement.

          4. PRORATED INCENTIVE BONUS. Mr. Hubbard hereby agrees to accept a payment of the sum of $146,268, less normal withholdings and deductions, paid to him in full satisfaction of any incentive bonus payment owing to him from the Company.

          5. ACCRUALS. Mr. Hubbard hereby agrees to accept a payment of the sum of $44,654.88, less normal withholdings and deductions, paid to him in full

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satisfaction of any accrued  vacation pay or other form of accrued  compensation benefits owing to him from the Company, except for any amounts to which he may be entitled under the Company's 401(k) plan.

          6. SEVERANCE PAYMENT. Mr. Hubbard hereby agrees to accept a severance payment of the sum of $717,672, less normal withholdings and deductions, paid to him in full satisfaction of any severance payment claims he may have against the Company. Mr. Hubbard acknowledges that this is an amount to which he is not otherwise entitled without execution of this Agreement. The Company is making this payment in consideration of the covenants contained herein.

          7. OUTPLACEMENT SERVICES. Upon written request from Mr. Hubbard, the Company will retain a reputable outplacement agency that is reasonably acceptable to Mr. Hubbard to assist Mr. Hubbard in finding another job; provided, however, that the maximum amount that the Company shall be obligated to expend in outplacement services is $25,000.

          8. CONFIDENTIALITY. Mr. Hubbard acknowledges that he executed the Confidentiality Agreement upon his initial employment with the Company and reaffirms his agreement to be bound thereby.

          9. NONCOMPETITION AND NONSOLICITATION. Mr. Hubbard acknowledges and agrees that he agreed to certain noncompetition and nonsolicitation covenants upon his initial employment with the Company, as set forth in the Employment Agreement, and reaffirms his agreement to be bound thereby.

          10. RELEASE OF CLAIMS.

          (a) Mr. Hubbard hereby releases and forever discharges the Company, its predecessors, successors and assigns, and its past, present, and future insurers, representatives, officers, trustees, shareholders, directors, agents, insurers, attorneys, and employees, and their respective successors, assigns, executors, and administrators (collectively, the "Gardenburger Releasees"), of and from any and all claims, charges, complaints, actions, causes of action, liability, damages, costs, attorney fees, expenses of whatever nature, and demands of any kind (including without limitation those based in tort, contract, or statute, including without limitation, applicable state civil rights laws, Title VII of the Civil Rights Act of 1964, the Post-Civil War Rights Act, the Age Discrimination in Employment Act ("the ADEA"), 29 ss. USC 621 et seq, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, and any regulations under such laws) up to and including the date set forth below, whether known or unknown, foreseen or unforeseen, asserted or unasserted.

          (b) Without limitation on the foregoing, Mr. Hubbard hereby accepts the payments set forth herein in full settlement and satisfaction of all claims, charges, complaints, actions, causes of action, and demands against the Company or any of the Releasees of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past, present or future on account of or in any way related to or arising from the employment relationship existing between them or the termination of that relationship. Mr. Hubbard agrees that he is lawfully entitled to no payments, wages, compensation, or benefits from the Company except as set forth in this Agreement, and except for any amounts to which he is

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entitled under the terms of the Company's 401(k) plan and under the stock option agreements entered into between the Company and Mr. Hubbard.

          (c) Mr. Hubbard represents that he has no claims against or relating to the Company pending or filed with any local, state, or federal agency as of the date this Agreement is signed; and that if any such claims are pending or filed, they will be immediately withdrawn or dismissed. Mr. Hubbard agrees that he will not assert any court action, lawsuit, or any other claim against the Company or any other of the Gardenburger Releasees arising out of or in connection with any of the foregoing released claims, including without limitation any action, lawsuit, or claim arising out of or in connection with the employment relationship existing between the Company and Mr. Hubbard or the termination of that relationship other than one based upon an alleged violation of this Agreement.

          (d) Nothing contained in this Agreement will adversely affect or lessen in any manner Mr. Hubbard's rights to indemnification as an employee or director of the Company under the Company's bylaws, articles of incorporation, the indemnification agreement dated February 19, 1999, between Mr. Hubbard and the Company, or applicable law.

          (e) The Company hereby releases and forever discharges Mr. Hubbard and his heirs, successors, beneficiaries, agents, and attorneys, and their respective successors, assigns, executors, and administrators (collectively, the "Hubbard Releasees"), of and from any and all charges, complaints, actions, causes of action, liability, damages, costs, attorney fees, expenses of whatever nature, and demands of any kind (including without limitation those based in tort, contract, or statute) arising from or based on claims of which any member of the Company's Board of Directors (excluding Mr. Hubbard) has actual knowledge as of the date of this Agreement.

          11. NO ADMISSION OF LIABILITY. Nothing in this Agreement shall operate or be interpreted as an admission of liability as to any of the claims, charges, actions and lawsuits released hereby. The Company and Mr. Hubbard, and each of their respective Releasees and successors, individually and collectively, expressly deny any such liability. Neither this Agreement nor any of its terms may be offered or admitted into evidence other than in an action by one of the parties to enforce its terms.

          12. MR. HUBBARD GIVEN 21 DAYS TO CONSIDER AGREEMENT. The Company hereby advises Mr. Hubbard in writing to consult with an attorney before signing this Agreement and that he has a period of at least 21 days to consider whether to execute this Agreement. For purposes of this 21-day period, Mr. Hubbard acknowledges that a form of this Agreement was delivered to him on July 31, 2000.

          13. REVOCATION. After signing the Agreement and delivering it to E. Kay Stepp ("Ms. Stepp"), Chair of the Board of Directors of the Company, Mr. Hubbard may revoke this Agreement by written notice, delivered to Ms. Stepp, within seven days following his date of signature as set forth on page 6 of this Agreement. This Agreement becomes effective and enforceable after the seven-day period has expired, without revocation, and payment of the sums provided for in paragraphs 2 through 6 above shall thereupon become immediately due and payable to Mr. Hubbard.

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          14.  NONDISPARAGEMENT.  Mr.  Hubbard agrees not to make any derogatory statements, written or oral, about the Company, its products, operations, employees, or directors, or any other aspect of the Company's business. The Company agrees not to make any derogatory statements, written or oral, about Mr. Hubbard. When announcing the resignation of Mr. Hubbard, the Company will issue a statement in substantially the same form as that attached hereto as Exhibit A.

          15. CONFIDENTIALITY OF THIS AGREEMENT. Except as specifically provided below, the parties to this Agreement will keep its terms confidential. This promise of confidentiality extends to all terms of this Agreement. The parties will not disclose the terms of this Agreement to any firm, person, or entity, except that:

          (a) To the extent necessary to receive professional advice, the parties may disclose the terms of this Agreement to their respective attorneys, accountants, tax preparers, tax consultants, and financial planners. Mr. Hubbard may disclose the terms of this Agreement to his spouse.

          (b) The parties may disclose the terms of this Agreement if compelled to do so under a court or administrative order or to enforce any of its terms in a court or administrative proceeding or arbitration, or as required by law or the terms of any contract to which the Company is a party, or to regulatory authorities, including self-regulating bodies. The Company may disclose this Agreement and the terms thereof to the extent it believes that it is required by law or regulation to do so, including, but not limited to, in its audited or interim financial statements and in its proxy statements and reports filed with the Securities and Exchange Commission and other regulatory bodies.

          (c) The Company may disclose the terms of this Agreement to its Board and management or as necessary to implement any term or condition of this Agreement.

          16. STOCK OPTION AGREEMENTS. For purposes of Mr. Hubbard's stock option agreements with the Company, his resignation hereunder will be deemed to be a termination without cause.

          17. HEALTH BENEFITS. If Mr. Hubbard elects COBRA continuation coverage, the Company will pay the premium for the coverage that he had with the Company as of July 31, 2000, for a period ending upon the first to occur of (a) the date which is 18 months after the date of this Agreement, (b) the date on which Mr. Hubbard discontinues such coverage, or (c) the date on which Mr. Hubbard becomes eligible for group health insurance benefits from a different employer.

          18. ARBITRATION. Any dispute between the parties, including, without limitation, any dispute concerning or arising under this Agreement, shall be settled by binding arbitration using the Arbitration Service of Portland, Inc., and the rules and procedures thereof. The arbitration shall be conducted in Portland, Oregon, before a single arbitrator. A party substantially prevailing

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in the  arbitration  shall also be entitled to recover such amount for its costs and attorney fees incurred in connection with the arbitration as shall be determined by the arbitrator. Judgment upon the arbitration award may be entered in any court having jurisdiction. Nothing herein, however, shall prevent either party from resort to a court of competent jurisdiction in those instances where injunctive relief may be appropriate. In the event of such litigation in the courts, the prevailing party shall be entitled to recover its reasonable attorney fees and other costs incurred in connection with that action or proceeding, including such costs and attorney fees incurred in connection with any appeal or petition for review.

          19. ENTIRE AGREEMENT. This Agreement, those portions of the Employment Agreement relating to Mr. Hubbard's nondisclosure, noncompetition, and nonsolicitation obligations, the Confidentiality Agreement, and the stock option agreements between Mr. Hubbard and the Company, constitute the entire agreement of the parties relating to the subject matter of this Agreement. All of the agreements, covenants, representations, and warranties, express or implied, oral or written, concerning the subject matter of this Agreement are contained in this Agreement. All prior and contemporaneous conversations, negotiations, agreements, representations, covenants, and warranties concerning the subject matter of this Agreement are merged into or replaced by this Agreement.

          20. CONSTRUCTION OF AGREEMENT. Each of the parties hereto has reviewed and negotiated or had the opportunity to negotiate the terms, conditions, and language of this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in interpreting this Agreement. Section and paragraph titles in this Agreement are used for convenience only and are not intended to and shall not in any way enlarge, define, limit, or extend the rights or obligations of the parties or affect the interpretation of this Agreement.

          21. COUNTERPARTS. For the purpose of facilitating this Agreement, and for other purposes, this Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          22. GOVERNING LAW. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of Oregon and applicable federal law. Any legal action or other judicial proceeding brought in connection with this Agreement or any provision thereof shall be instituted only in federal or state courts located in the state of Oregon.

          23. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Mr. Hubbard are personal and shall not be assigned by him.

          24. NO WAIVER. No delay or omission by the Company or Mr. Hubbard in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Mr. Hubbard on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

SEPARATION AGREEMENT AND RELEASE - Page 5 of 6

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          25.  KNOWING AND VOLUNTARY  AGREEMENT.  Mr. Hubbard  acknowledges  and agrees that the only consideration for this Agreement is the consideration expressly described herein, that he has carefully read the entire Agreement, that he has had the opportunity to review this Agreement and to have it reviewed and explained to him by an attorney of his choosing, that he fully understands the final and binding effect, and that he is signing this Agreement voluntarily, and with the full intent of releasing the Company from all claims.

          DATED this 4th day of August, 2000.


                                          GARDENBURGER, INC.


/s/ Lyle G. Hubbard                       By:    /s/ E. Kay Stepp
--------------------------------              ----------------------------------
Lyle G. Hubbard                                  E. Kay Stepp
                                                 Chair of the Board of Directors



SEPARATION AGREEMENT AND RELEASE - Page 6 of 6
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                                    EXHIBIT A



Contact:     Steve Bryant, (206) 270-4664
             sbryant@publicis-usa.com



                  GARDENBURGER ANNOUNCES MANAGEMENT TRANSITION


LYLE G. HUBBARD RESIGNS; COMPANY LAUNCHES NATIONAL SEARCH FOR NEW PRESIDENT/CEO

PORTLAND, ORE. (August 6, 2000) -- Gardenburger, Inc. (Nasdaq:GBUR) announced that it has accepted the resignation of President and CEO Lyle G. Hubbard, effective Friday, August 4. Hubbard leaves his executive position and his seat on the board of directors after close to five years at the helm, during which time Gardenburger sales doubled and the brand achieved market share leadership in the grocery, food service, natural, and club channels.

         The company's board of directors has engaged the executive search firm SpencerStuart to conduct a national search for a new president and CEO. The role of interim president and CEO will be assumed by James W. Linford, currently senior vice president of supply chain and operations for Gardenburger, Inc.

         "Lyle Hubbard assumed his leadership role with a clear agenda to take the company from the natural foods niche to nationwide retail leadership," said Kay Stepp, who has long chaired the company's board. "He achieved that aim on the strength of a series of successful new products and strong marketing that succeeded in 'branding the category.'"

         Stepp said the company has since refocused its strategy on achieving sustained growth and profitability in all channels of distribution without heavy marketing spending.

         "In my nearly five years as CEO of Gardenburger, I have had the pleasure of working with excellent management talent," Hubbard commented. "Our plans were bold, and I want to thank our Board of Directors and Paul Wenner, the inventor and visionary who created The Original Gardenburger(R) veggie burger, for their support and encouragement. While I greatly care about the Company and all its stakeholders, I am looking forward to spending more time with my family. I am proud of our return to positive operating income. I believe in Gardenburger's ability to reach the next level of growth and profitability."

         According to Stepp, Linford was the obvious choice for an interim role.

Management Transition
Page 2

         For more than 15 years, Linford has held senior-level management positions in the food manufacturing industry, including posts with HJ Heinz and Oceanspray Cranberries, Inc. He was responsible for developing Gardenburger's world-class manufacturing plant in Utah, as well as research and development efforts that have spawned products currently accounting for 40 percent of Gardenburger sales.

         Most recently, Linford spearheaded the development of a patent-pending flame-grilling process that allowed Gardenburger's most significant product enhancement to date. The resulting Gardenburger Flame Grilled(TM) veggie patties are currently outselling all other Gardenburger products in the 12 introductory regions.

         "Jim's achievements at Gardenburger and his experience at other major food makers make him exceptionally well prepared for this interim leadership role," said Stepp.

         Linford emphasized the company's continued growth potential.

         "Considerable opportunities remain for providing a variety of great tasting, healthy meatless foods, and making them available everywhere," said Linford.

         Late last month Gardenburger reported a return to positive operating income, recording $1.1 million in the quarter ended June 30, 2000, compared to an operating loss of $16.1 million for the quarter ended June 30, 1999.

         Founded in 1985 by GardenChef Paul Wenner(TM), Gardenburger, Inc. is an innovator in meatless, low-fat food products. The company distributes its flagship Gardenburger(R) veggie patty to more than 35,000 food service outlets throughout the United States and Canada. Retail customers include more than 30,000 grocery, natural food and club stores. Based in Portland, Ore., with manufacturing facilities in Clearfield, UT, the company currently employs approximately 190 people.

                                      # # #

Statements in this press release about future events or performance are forward looking statements that are necessarily subject to risk and uncertainty. The company's actual results could be quite different. Important factors that could affect results include the company's reliance on product acceptance, the company's ability to execute its retail distribution plan, effectiveness of the company's sales and marketing efforts, and intense competition in the veggie patty and other meat alternatives industry, which the company believes will increase. Other important factors that could affect results are set forth in the company's Annual Report on Form 10-K for the year ended September 30, 1999 and the company's 1999 Annual Report to shareholders. Although forward-looking statements help provide complete information about the company, investors should keep in mind that forward-looking statements are inherently less reliable than historical information.